Exhibit 10.25

SCHEDULE “C”

Annual Incentive Plan

Midas Gold will incentivize employees on an annual basis through an Annual Incentive Plan (“AIP”). The

AIP will be performance-based, with the performance of the Corporation as a whole and the individual’s performance being considered.

A target percentage will be determined at the commencement of employment and reviewed on an annual basis through the annual performance review process. The AIP has two components, the Corporation’s Performance and the Individual’s Performance. An individual’s maximum incentive bonus in any year will equal the individual’s bonus Rate times the percentage determined for the Corporation’s Performance and the percentage determined for the Individual’s Performance, as described below (the “Bonus”).

For example, if an individual’s Bonus Rate is 30% of the individual’s annual salary of $150,000, the Corporate Performance Percentage is determined to be 75%, and the Individual’s Performance percentage is determined to be 60%, the maximum Bonus is $20,250 for the year ($150,000 x 30% x 75% x 60%).

Corporation’s Performance

On an annual basis, the Corporation’s board of directors will approve a set of corporate objectives, with measurable targets and a percentage allocation to each objective that will be communicated to all employees. For example, the corporate objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	25%
Objective B	15%
Objective C	35%
Objective D	15%
Objective E	10%
Total	100%

At the completion of the calendar year, the Corporation’s actual performance will be assessed by the board and a percentage will be approved for allocation to the Corporation’s component of annual Bonuses. The board will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Performance factor	Performance Level Achieved
120%	Results are extraordinary
100%	Results well beyond those expected
75%	Results satisfactory, objective adequately met
50%	Met most, but not all, aspects of the objective
25%	Met adequate portion of aspects of the objective

Exhibit 10.25

As a result, the calculation of performance would be estimated in line with the following examples:

Example 1:

Were Objective B determined to be 75% achieved, but that result were extraordinary (due to external issues, for example), the allocation to Objective B would be 15% x 75% x 120% = 13.5%

Example 2:

Were Objective C determined to be 100% achieved bit the results were determined to be just satisfactory,

the allocation to Objective C would be 35% x 100% x 75% = 26.25%.

This calculation would be performed for each objective and the total for all objectives aggregated to determine the overall performance of the Corporation.

Where circumstances beyond the Corporation’s control effect the achievement of an objective, the Board shall consider amending objectives throughout the year should the need arise.

Individual Performance

On an annual basis, an employee’s immediate supervisor, in conjunction with an employee and in consideration of the Corporation’s approved annual corporate objectives, will set individual objectives for each employee under their supervision and allocate a percentage of the employee’s individual Bonus to each objective set.

For example, an individual’s objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	15%
Objective B	15%
Objective C	45%
Objective D	10%
Objective E	15%
Total	100%

At the completion of each calendar year, the employee’s actual performance against objectives will be assessed by the respective supervisor and a recommendation made to the President and CEO on a percentage for allocation to the Individual component of the annual Bonus

The supervisor will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Exhibit 10.25

Performance factor	Performance Level Achieved
120%	Results are extraordinary
100%	Results well beyond those expected
75%	Results satisfactory, objective adequately met
50%	Met most, but not all, aspects of the objective
25%	Met adequate portion of aspects of the objective

Example 3:

Were Objective B determined to be 75% achieved, but that result were extraordinary (due to external issues, for example), the allocation to Objective B would be 15% x 75% x 120% = 13.5%

Example 4:

Were Objective C determined to be 100% achieved bit the results were determined to be just satisfactory,

the allocation to Objective C would be 45% x 100% x 75% = 33.75%.

This calculation would be performed for each objective and the total for all objectives aggregated to determine the overall performance of the individual employee.

Where circumstances beyond the Corporation or Individual’s control effect the achievement of an objective, the Board or where appropriate the President & CEO shall consider amending objectives throughout the year should the need arise.

Overall AIP Determination

Once the Corporation’s performance against corporate objectives and individual performance against individual objectives has been assessed, the CEO will make a recommendation, inclusive of percentages and dollars to be paid, for all employees (excluding the CEO) to the Compensation Committee of the board of directors for their approval.

The Compensation Committee has absolute discretion to determine and approve the final Bonus amount, and can reduce or increase the calculated Bonus amount, or determine not to bay a Bonus amount at all, regardless of the calculated performance metrics. The Compensation Committee will determine the amount of any Bonus amount shortly following the completion of the year for which the Bonuses are calculated and the Bonus will be paid no later than March 15 of the year following the year for which the Bonuses are calculated. For example, a Bonus paid upon 2013 metrics will be paid no later than March 15, 2014. No Bonus shall be considered earned by or payable to an employee unless the employee is employed at the time the Compensation Committee has designated for payment of the Bonus.